UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CAPITAL SENIOR LIVING CORPORATION
(Name of Registrant as Specified in Its Charter)

ORTELIUS ADVISORS, L.P. PANGAEA VENTURES, L.P. PETER DESORCY
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Ortelius Advisors, L.P. (“Ortelius Advisors”), together with the other participants in its solicitation, has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes against the proposed issuance by Capital Senior Living Corporation (the “Company”) of shares of newly designated Series A Convertible Preferred Stock of the Company to affiliates of Conversant Capital LLC as contemplated by an Investment Agreement entered into by and among such parties, and other Company proposals, at the upcoming special meeting of stockholders of the Company.

Item 1: On September 15, 2021, Ortelius Advisors issued an investor presentation titled “Save Capital Senior Living Corp.,” a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2: Also on September 15, 2021, Ortelius Advisors issued the following press release:

Ortelius Issues Presentation Regarding its Opposition to Capital Senior Living’s Costly, Dilutive and Outsized Transactions with Conversant Capital

Urges Stockholders to Vote AGAINST the Company’s Proposals on the GOLD Proxy Card at the October 12th Special Meeting

NEW YORK--(BUSINESS WIRE)--Ortelius Advisors, L.P. (together with its affiliates, “Ortelius” or “we”), which owns approximately 12.7% of the outstanding common stock of Capital Senior Living Corporation (“Capital Senior Living” or the “Company”), today released a detailed presentation regarding its opposition to the Company’s proposed financing transactions (the “Proposed Transactions”) with Conversant Capital LLC (together with its affiliates, “Conversant”). Ortelius urges Capital Senior Living's stockholders to vote AGAINST all of the Company’s proposals on the GOLD proxy card at the upcoming meeting of stockholders (the “Special Meeting”) on October 12, 2021. View the full presentation at www.SaveCSU.com.

Peter DeSorcy, Managing Member of Ortelius, commented:

“Our detailed presentation demonstrates that Capital Senior Living’s Board of Directors ran a deeply-flawed process for assessing the Company’s capital needs and financing options. Our analysis indicates that over the course of the first half of 2021, the Board of Directors overlooked the industry’s recovery, the Company’s improving fundamentals and a world awash in trillions of dollars in liquidity at historically low interest rates and credit spreads. This is why stockholders are now being asked to vote on a series of costly, dilutive and unnecessary transactions that would effectively hand control of the business to Conversant at a material discount. Fortunately, stockholders can reject the Proposed Transactions at the upcoming Special Meeting and put the Company in a position to evaluate what we believe are readily available and viable financing alternatives.

As outlined in our presentation, Ortelius believes there are superior alternatives for the Company to consider if the Proposed Transactions are voted down. We are prepared to participate as a backstop and subscribe well beyond our pro rata share in a new equity rights offering, provided that such an offering is decoupled from the Proposed Transactions. Ortelius views this as a clear path to raising up to $70 million in capital – a sum that we believe can more than satisfy Capital Senior Living’s near-term needs. We encourage our fellow stockholders to review our full presentation to assess this path and other options.”

About Ortelius Advisors, L.P.

Ortelius is a research-intensive, fundamental-based, activist-oriented alternative investment management firm focused on event-driven opportunities. Founded in 2015 by Peter DeSorcy and H.R.H. Prince Pavlos, the asset manager is based in New York City.

Contacts

Stockholders:

Okapi Partners
Mark Harnett, 646-556-9350
mharnett@okapipartners.com

Media:

MKA
Greg Marose / Bela Kirpalani, 646-386-0091
gmarose@mkacomms.com / bkirpalani@mkacomms.com